Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

Amphenol Corporation Recommends Stockholders

Reject “Mini-Tender” Offer by TRC Capital Corporation

Wallingford, Connecticut. March 22, 2017. Amphenol Corporation (NYSE:APH) announced today that it received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation to purchase up to 2,000,000 shares of Amphenol’s common stock at a price of $68.25 per share in cash. The offering price is 4.33% below the closing price per share of Amphenol’s common stock on March 17, 2017, the last trading day before the offer was commenced. The offer is for approximately 0.65% of the outstanding shares of Amphenol’s common stock.

Amphenol does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that stockholders reject the offer of TRC Capital and not tender their shares. Amphenol is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.

Mini-tender offers are not subject to many of the investor protections afforded to larger tender offers, including the filing of disclosure and other tender offer documents with the U.S. Securities and Exchange Commission (SEC) and other procedures mandated by U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are, “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s guidance to investors on mini-tender offers is available at http://www.sec.gov/investor/pubs/minitend.htm. TRC Capital has made many similar unsolicited mini-tender offers for shares of other public companies.

Stockholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer. Amphenol recommends that stockholders who have not responded to TRC Capital’s offer take no action. Stockholders who have already tendered their shares may withdraw them at any time prior to 12:01 a.m., New York City time, on April 19, 2017, in accordance with TRC Capital’s offering documents.

Amphenol encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Amphenol requests that a copy of this press release be included with all distributions of materials relating to TRC Capital’s mini-tender offer for shares of Amphenol common stock.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.